Exhibit 10.22

FINANCE AGREEMENT

WHEREAS, Internal Fixation Systems, Inc.  (the “Company”)  is a party to a loan held by AHA Holdings, LLC of 5866 SW 107th Street,  Miami, Fl 33143 in the principal amount of $100,000  (the Note”) entered into March 18, 2010, and

WHEREAS, the Note is due on the earlier of fifteen days after the effectiveness of a transaction wherein IFS becomes a public company or June 15 and

WHEREAS, the Note is secured by the assets of the Company and if not paid on time, the forfeiture of the security interest would disrupt the operations of the Company, and

WHEREAS, the Company’s President and CEO wishes to protect the operations of the Company and is willing to lend the company additional funds to assure that this loan is paid in a timely fashion,

THEREFORE, Stephen Dresnick, MD (Dresnick”) agrees as follows:

1.
  In the event that the Company does not have sufficient funds to pay the outstanding amount due under the Note within ten days of the date that the Company’s registration statement becomes effective, Dresnick agrees to lend the Company all amounts due and outstanding under the Note in addition to the notes currently held by Dresnick.

2.
In the event that Dresnick advances funds, the Company shall enter into a promissory note with Dresnick for the full amount of the loan by Dresnick and the note to Dresnick shall have an Annual Interest Rate of 10% due and payable monthly. There shall be no payments on this note for 3 months and any interest during that time shall be accrued as additional principal. The note shall be due and payable in full including principal and any accrued and unpaid interest the earlier of the Company raising $1 million or 18 months.

________________________________ Stephen J. Dresnick, MD